Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Intensity Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (8)
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	851,250	(2)	$8.36	(5)	$7,116,450	0.0001102	$784.23
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	243,000	(3)	$8.47	(6)	$2,058,210	0.0001102	$226.81
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and (h)	3,953,606	(4)	$5.85	(7)	$23,128,595.10	0.0001102	$2,548.77
Total Offering Amounts							$32,303,255.10		$3,559.82
Total Fee Offsets									-
Net Fee Due									$3,559.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant, par value $0.0001 per share (Common Stock), that may be issued to adjust the number of shares issued pursuant to the Intensity Therapeutics, Inc. 2013 Stock and Option Plan (the 2013 Plan) and the Intensity Therapeutics Inc. 2021 Stock Incentive Plan (the 2021 Plan) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)	Represents 851,250 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2013 Plan and not previously registered by the registrant.

(3)	Represents 243,000 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2021 Plan and not previously registered by the registrant.

(4)	Represents 2,995,700 shares of Common Stock reserved for future issuance under the 2021 Plan, plus 957,906 shares of Common Stock, which represents an estimated number of shares that may become reserved for future issuance under the 2021 Plan pursuant to an annual “evergreen” increase provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (i) 3.5% of the total number of shares of our Common Stock outstanding on December 31 of the immediately preceding year, or (ii) such smaller number of shares of our Common Stock as is determined by our Board of Directors.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2013 Plan as of the date of this Registration Statement.

(6)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2021 Plan as of the date of this Registration Statement.

(7)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act based on the average of the high and low prices of the Registrants Common Stock as reported on the Nasdaq Capital Market on August 17, 2023, which date is within five business days prior to the filing of this Registration Statement.

(8)	Calculated pursuant to Rule 457 of the Securities Act, solely for purposes of calculating the registration fee.